Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended June 30, 2025.

Date: July 25, 2025

/s/ AMY BROCKMAN
Amy Brockman Senior Managing Director Ankura Consulting Group, LLC

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